Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 13, 2026
Registration Statement Nos. 333-281727 and 333-281727-05

*PRICING DETAILS* $1.759Bn+ (Offered) Toyota Prime Auto Loan (TAOT 2026-A)

Joint Bookrunners: BNP Paribas (struc), Credit Agricole, Lloyds, MUFG and Societe Generale
Co Managers: ANZ, Commerzbank

--- ANTICIPATED CAPITAL STRUCTURE ---
	TOTAL	OFFRD
CLS	SIZE($mm)	SIZE($mm)	WAL^	S/M	P.WIN^	E.FNL^	L.FNL	BENCH	SPRD	YLD(%)	CPN(%)	$PX
A-1	383.000	363.850	0.21	A-1+/P-1	01-06	07/26	01/27	I-CRV	+ 14	3.780	3.780	100.00000
A-2-A	470.000	446.500	1.01	AAA/Aaa	06-19	08/27	12/28	I-CRV	+ 33	3.832	3.80	99.99834
A-2-B	202.800	192.660	1.01	AAA/Aaa	06-19	08/27	12/28	SOFR30A	+ 33			100.00000
A-3	672.800	639.160	2.40	AAA/Aaa	19-41	06/29	09/30	I-CRV	+ 34	3.895	3.86	99.99148
A-4	123.900	117.705	3.71	AAA/Aaa	41-47	12/29	07/31	I-CRV	+ 36	4.006	3.97	99.98986
B	47.500				<<RETAINED>>
^ Assumes pricing speed of 1.30% ABS to 5% Call

--- Transaction Details ---
* Offered Size:	$1,759,875,000
* Bloomberg Ticker:	TAOT 2026-A
* Expected Ratings:	S&P / Moody's
* Format:	SEC Registered
* Pricing Speed:	1.30% ABS to 5% Call
* Min. Denoms:	$1k x $1k
* RR Compliant:	US - Yes | EU - No | UK - No
* Expected Pricing:	PRICED
* Expected Settlement:	01/21/26
* First Pay Date:	02/17/26
* ERISA:	Yes
* Bill & Deliver:	BNP Paribas

--- Available Materials ---
* Preliminary Prospectus, Ratings FWP, CDI (attached)
* Intexnet Dealname : bptaot26a_mkt_upsize ; Password: BK92

---TAOT 2026-A CUSIPs/ISINs---
Class A-1:
SEC: 89240K AA6 / US89240KAA60

Class A-2-A:
SEC: 89240K AB4 / US89240KAB44

Class A-2-B:
SEC: 89240K AC2 / US89240KAC27

Class A-3:
SEC: 89240K AD0 / US89240KAD00

Class A-4:
SEC: 89240K AE8 / US89240KAE82

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp. can arrange to send you the prospectus if you request it by calling toll free at 1-800-854-5674